Exhibit 10.21

VENTURE LOAN AND SECURITY AGREEMENT

Dated as of March 31, 2010

by and among

COMPASS HORIZON FUNDING COMPANY LLC,

a Delaware limited liability company

76 Batterson Park Road

Farmington, CT 06032

as a Lender

COMPASS HORIZON FUNDING COMPANY LLC,

a Delaware limited liability company

76 Batterson Park Road

Farmington, CT 06032

as Agent

OXFORD FINANCE CORPORATION

a Delaware corporation

133 N. Fairfax Street

Alexandria, VA 22314

as a Lender

And

AMBIT BIOSCIENCES CORPORATION,

a Delaware corporation

4215 Sorrento Valley Blvd.

San Diego, CA 92121

as Borrower

Commitment Amount (Horizon):	$6,000,000

Commitment Amount (Oxford):	$6,000,000

Commitment Termination Date:	March 31, 2010

This Venture Loan and Security Agreement (the “Agreement”) is made as of date hereof, by and among Ambit Biosciences Corporation, a Delaware corporation (“Borrower”), Compass Horizon Funding Company LLC, a Delaware limited liability company (“Horizon”), Oxford Finance Corporation, a Delaware corporation (“Oxford” and collectively with Horizon, “Lenders”) and Compass Horizon Funding Company LLC, a Delaware limited liability company, as Agent under Section 16 below. The Lenders, Borrower and Agent hereby agree as follows:

AGREEMENT

1. Definitions and Construction.

1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

“Account Control Agreement” means an agreement acceptable to Lenders which perfects via control Lenders’ security interest in Borrower’s deposit accounts and/or accounts holding securities.

“Affiliate” means any Person that owns or controls directly or indirectly ten percent (10%) or more of the stock of another entity, any Person that controls or is controlled by or is under common control with such Persons or any Affiliate of such Persons and each of such Person’s officers, directors, joint venturers or partners.

“Agreement” means this certain Venture Loan and Security Agreement by and between Borrower and Lenders dated as of the date on the cover page hereto (as it may from time to time be amended or supplemented in writing signed by the Borrower and Lenders).

“Ambit CN” means Ambit Biosciences (Canada) Corporation, a corporation incorporated under the laws of the Province of Ontario, wholly-owned by the Borrower, GrowthWorks Canadian Fund Ltd., and Osler, Hoskin & Harcourt LLP.

“Ambit UK” means Ambit Europe Limited, a limited company registered in England and Wales, wholly-owned by the Borrower.

“Borrower” means the Borrower as set forth on the cover page of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in Connecticut or California.

“Claim” has the meaning given such term in Section 10.3 of this Agreement

“Code” means the Uniform Commercial Code as adopted and in effect in the State of Connecticut, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Connecticut, the term “Code” shall also mean the Uniform Commercial

Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.

“Collateral” has the meaning given such term in Section 4.1 of this Agreement.

“Commitment Amount” means, collectively, Commitment Amount (Oxford) and Commitment Amount (Horizon).

“Commitment Amount (Horizon)” has the meaning as set forth on the cover page of this Agreement.

“Commitment Amount (Oxford)” has the meaning as set forth on the cover page of this Agreement.

“Commitment Fee” has the meaning given such term in Section 2.6(c) of this Agreement.

“Commitment Termination Date” has the meaning as set forth on the cover page of this Agreement.

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to five percent (5%) over the Loan Rate, but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans in a default situation.

“Dollars” means lawful currency of the United States.

“Disclosure Schedule” means Exhibit A attached hereto.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” has the meaning given to such term in Section 7.12 of this Agreement.

“Event of Default” has the meaning given to such term in Section 8 of this Agreement.

“Funding Certificate” means a certificate executed by a Responsible Officer of Borrower substantially in the form of Exhibit B or such other form as Lenders may agree to accept.

“Funding Date” means any date on which a Loan is made to or on account of Borrower under this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Good Faith Deposit” has the meaning given such term in Section 2.6(a) of this Agreement.

“Governmental Approval” is any consent, authorization, approval, order, licenses, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal, or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Horizon” means Compass Horizon Funding Company LLC, a Delaware limited liability company.

“Indebtedness” means, with respect to Borrower or any Subsidiary, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables aged less than one hundred eighty (180) days), (d) all capital lease obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others guaranteed by such Person, and (g) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person. Unless otherwise indicated, the term “Indebtedness” shall include all Indebtedness of Borrower and the Subsidiaries.

“Indemnified Person” has the meaning given such term in Section 10.3 of this Agreement.

“Intellectual Property” means all of Borrower’s right, title and interest in and to patents, patent rights (and applications and registrations therefor and divisions, continuations, renewals,

reissues, extensions and continuations-in-part of the same), patent licenses, trademarks and service marks (and applications and registrations therefor and the goodwill associated therewith), trademark and service mark licenses, inventions, copyrights (including applications and registrations therefor and like protections in each work or authorship and derivative work thereof), copyright licenses, mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, source code, object code, trade secrets, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether now owned or subsequently acquired or developed by Borrower and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the Code).

“Intercreditor Agreement” means that certain Intercreditor Agreement by and between the Lenders dated on or about the date hereof setting forth the agreement between the Lenders with respect to the rights and obligations of the Lenders as co-lenders under this Agreement, and under the Oxford Security Agreements.

“Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or deposit with, any Person.

“Investor Loan Agreement” means that certain Note and Warrant Purchase Agreement dated as of June 4, 2009 by and among Borrower and the Investors.

“Investor Subordination Agreement” means that certain Subordination Agreement dated on or about the date hereof by and among Investors and Lenders subordinating all obligations pursuant to the Investor Loan Agreement of Borrower to Investors and any security interest securing such obligations to the Obligations and the security interest of Lenders securing such Obligations, upon terms and conditions satisfactory to Lenders in their sole discretion.

“Investors” means the parties listed in the Schedule of Purchasers (as defined in the Investor Loan Agreement) attached to the Investor Loan Agreement.

“Landlord Agreement” means an agreement substantially in the form provided by Lenders to Borrower or such other form as Lenders may agree to accept.

“Lender” means each Lender as set forth on the cover page of this Agreement and “Lenders” means collectively the Compass Horizon Funding Company LLC and Oxford Finance Corporation.

“Lenders’ Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, administration and funding of the Loan Documents; and Lenders’ reasonable attorneys’ fees, costs and expenses incurred in amending, modifying, enforcing or defending the

Loan Documents (including fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including without limitation all fees and costs incurred by Lenders in connection with Lenders’ enforcement of their rights in a bankruptcy or insolvency proceeding filed by or against Borrower or its Property.

“Lien” means any voluntary or involuntary security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to any Property in favor of any Person.

“Loan” means an advance of credit by a Lender to Borrower under this Agreement and “Loans”, means, collectively, the Loan (Horizon) and Loan (Oxford).

“Loan (Horizon)” means the advance made by Horizon pursuant to the terms of this Agreement in the Commitment Amount (Horizon).

“Loan (Oxford)” means the advance made by Oxford pursuant to the terms of this Agreement in the Commitment Amount (Oxford).

“Loan Documents” means, collectively, this Agreement, the Notes, any Landlord Agreement, any Account Control Agreement and all other documents, instruments and agreements entered into in connection with this Agreement, including, without limitation, under any guaranty of the Obligations or any document providing security for such guaranty, all as amended or extended from time to time.

“Loan Rate” means, with respect to each Loan, interest at the per annum rate (based on a year of twelve 30-day months) equal to the greater of (a) 12.25% or (b) 12.25 % plus the difference between (i) the one month LIBOR Rate (rounded to the nearest one hundredth percent), as reported in the Wall Street Journal, on the date which is three (3) Business Days before the Funding Date for such Loan (or, if the Wall Street Journal is not published on such date, the next earlier date on which it is published) and (ii) 0.30%. The Loan Rate shall be fixed for the term of the Loan.

“Maturity Date” means October 1, 2013 or if earlier, the date of acceleration of the Loans following an Event of Default or the date of prepayment, whichever is applicable.

“Note” means each promissory note executed in connection with a Loan in substantially the form of Exhibit C attached hereto, and, collectively, “Notes” means all such promissory notes.

“Obligations” means all debt, principal, interest, fees, charges, expenses and attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing by Borrower to Lenders of any kind and description (whether pursuant to or evidenced by the Loan Documents, or by any other agreement among Lenders and Borrower, and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all Lenders’ Expenses; provided that “Obligations” shall not include any amounts, obligations, covenants or duties owing by Borrower to Lender under the Warrants.

“Officer’s Certificate” means a certificate executed by a Responsible Officer substantially in the form of Exhibit E or such other form as Lenders may agree to accept.

“Oxford” means Oxford Finance Corporation, a Delaware corporation and its successors and assigns.

“Oxford Security Agreements” means (i) that certain Master Security Agreement #6081115 by and among Oxford and Borrower dated June 21, 2006, as amended, (ii) that certain Master Security Agreement #2081012 by and between Oxford and Borrower dated November 15, 2002, as amended, and (iii) that certain the Security Agreement of even date herewith by and between Oxford and Borrower, as the same may be amended from time to time.

“Payment Date” has the meaning given such term in Section 2.2(a) of this Agreement.

“Perfection Certificate” means that certain Perfection Certificate completed and executed by the Borrower and delivered to the Lenders on or before the date hereof

“Permitted Indebtedness” means and includes:

(a) Indebtedness of Borrower to Lenders;

(b) Indebtedness of Borrower incurred after the date hereof in an original aggregate principal amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) which is secured by Liens permitted under clause (e) of the definition of Permitted Liens;

(c) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(d) Unsecured indebtedness to trade creditors arising from the endorsement of instruments in the ordinary course of business;

(e) Indebtedness existing on the date hereof and set forth on the Disclosure Schedule;

(f) Indebtedness subordinated to the Obligations, provided that, such subordination terms and conditions are acceptable to Lenders in their sole discretion;

(g) Other Indebtedness in an original aggregate principal amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000);

(h) Intercompany Indebtedness owing from Borrower to Ambit CN in an aggregate original principal amount not to exceed Four Million Dollars ($4,000,000); and

(i) Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower.

“Permitted Investments” means and includes any of the following Investments as to which Lenders have a perfected security interest:

(j) Deposits and deposit accounts with commercial banks organized under the laws of the United States or a state thereof if such institution has an aggregate capital and surplus of not less than One Hundred Million Dollars ($100,000,000);

(k) Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than one (1) year from the date of issuance;

(l) Investments in open market commercial paper rated at least “A1” or “P1” or higher by a national credit rating agency and maturing not more than one (1) year from the creation thereof;

(m) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

(n) Investments consisting of notes receivable of, or prepaid royalties or other credit extensions to, customers and suppliers who are not Affiliates in the ordinary course of business;

(o) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(p) Investments consisting of Borrower’s accounts receivable in the ordinary course of business;

(q) Investments, not requiring the use of cash or the assumption of liabilities, in joint ventures, partnerships or similar business arrangements entered into in the ordinary course of business in substantially the same industry and growth stage as Borrower;

(r) Investments consisting of loans to employees, officers or directors of Borrower relating to: (x) the purchase of equity securities of Borrower pursuant to Borrower’s employee stock option plan, stock purchase plan or other similar arrangements approved by the Borrower’s board of directors; (y) Borrower’s compensation or relocation plans or agreements each as approved in good faith by the Borrower’s board of directors; or (z) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business; provided, however, that the aggregate amount of cash used for such Investments relating to subsections (x), (y) and (z) above outstanding at any time shall not exceed $500,000 without Lender’s prior written consent;

(s) Investments made pursuant to an investment policy adopted in good faith by the Borrower’s Board of directors but outside those categories of Investments described in (a) through (c) above; provided that the aggregate amount of such investments shall not exceed $100,000 without Lender’s prior written consent;

(t) Investments not requiring the use of Borrower’s cash, consisting of Borrower’s receipt of equity securities of a business partner as consideration for strategic transactions with such business partner;

(u) Investments consisting of the acquisitions of shares of stock held by GrowthWorks Canadian Fund Ltd. (“GrowthWorks”) in Ambit CN pursuant to that certain Amended and Restated Put Agreement by and among Borrower, Ambit CN and Canadian Medical Discoveries Fund, Inc. dated October 30, 2007 as amended by that certain Amendment to Amended and Restated Put Agreement by and among Borrower, Ambit CN and GrowthWorks dated July 8, 2009; provided that the consideration for such acquisitions may consist of: (a) shares of the Borrower, or (b) upon prior written consent of the Lenders, which consent shall be at Lenders’ sole discretion, Borrower’s cash;

(v) Investments consisting of loans or equity investments in (x) Ambit CN in an amount not to exceed Ten Thousand Dollars ($10,000) in any fiscal year of Borrower and (y) Ambit UK in an amount not to exceed Ten Thousand Dollars ($10,000) in any fiscal year of Borrower; and

(w) Other Investments aggregating not in excess of Two Hundred Fifty Thousand Dollars ($250,000) at any time.

“Permitted Liens” means and includes:

(a) the Lien created by this Agreement and the Oxford Security Agreements;

(b) Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

(c) Liens identified on the Disclosure Schedule;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

(e) Liens upon any equipment or other personal property acquired by Borrower after the date hereof to secure (i) the purchase price of such equipment or other personal property, or (ii) lease obligations or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or other personal property; provided that (A) such Liens are confined solely to the equipment or other personal property so acquired and the proceeds thereof and the amount secured does not exceed the acquisition price thereof, and (B) no such Lien shall be created, incurred, assumed or suffered to exist in favor of Borrower’s officers, directors or shareholders holding five percent (5%) or more of Borrower’s Equity Securities;

(f) licenses of Intellectual Property presently existing or hereafter entered into in the ordinary course of business, consistent with industry practice and with the consent of Borrower’s Board of Directors, including without limitation, a research and/or development collaboration or partnering event with one or more parties that would include licensing one or more of Borrower’s product development programs;

(g) Any interest or title of a licensor or licensee under any license or sublicense to Borrower;

(h) bankers’ liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business and Liens in favor of financial institutions arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions to secure customary fees and charges;

(i) any judgment, attachment or similar Lien unless the judgment it secures has not been discharged or execution thereof effectively stayed and bonded against pending appeal within 45 days of the entry thereof;

(j) Liens to secure payment of worker’s compensation, unemployment insurance, old age pensions or other social security obligations of Borrower in the ordinary course of business;

(k) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and similar charges or encumbrances affecting real property not constituting a material adverse effect on the business or condition (financial or otherwise) of Borrower;

(l) Liens securing Permitted Indebtedness permitted by clause (f) of the definition thereof, provided that, such subordination terms and conditions are acceptable to Lenders in their sole discretion; and

(m) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described above but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Responsible Officer” has the meaning given such term in Section 6.3 of this Agreement.

“Scheduled Payments” has the meaning given such term in Section 2.2(a) of this Agreement.

“Solvent” has the meaning given such term in Section 5.11 of this Agreement.

“Subsidiary” means any corporation or other entity of which a majority of the outstanding Equity Securities entitled to vote for the election of directors or other governing body (otherwise than as the result of a default) is owned by Borrower directly or indirectly through Subsidiaries.

“Transfer” has the meaning given such term in Section 7.4 of this Agreement.

“Warrants” means the separate warrants dated on or prior to the date hereof in favor of one or more of the Lenders or their designees to purchase securities of Borrower.

1.2 Construction. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, and all terms describing Collateral shall be construed in accordance with the Code. The terms and information set forth on the cover page of this Agreement are incorporated into this Agreement.

2. Loan; Repayment.

2.1 Commitment.

(a) The Commitment Amount. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Oxford agrees to lend to Borrower on or prior to the Commitment Termination Date, the Loan (Oxford). Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Horizon agrees to lend to Borrower on or prior to the Commitment Termination Date, the Loan (Horizon).

(b) The Loans and the Notes. The obligation of Borrower to repay the unpaid principal amount of and interest on each Loan shall be evidenced by a Note issued to the applicable Lender for such Loan in the form of Exhibit C attached hereto, duly completed, executed and delivered to such Lender dated on or about the Funding Date for such Loan and made payable to such Lender. Borrower hereby authorizes each Lender to record on its Note or on its internal computerized records, the principal amount of such Loan and of each payment of principal received by such Lender on account of such Loan, which, recordation, in the absence of manifest error, shall be conclusive as to the outstanding principal balance of such Loan; provided that, the failure to make such recordation with respect to any Loan or payment shall not limit or otherwise affect the obligations of Borrower under this Agreement, the Notes or the other Loan Documents.

(c) Use of Proceeds. The proceeds of each Loan shall be used for working capital or general corporate purposes of Borrower and to repay the Indebtedness of Borrower to Horizon Technology Funding Company V LLC pursuant to a certain Venture Loan and Security Agreement dated as of September 24, 2007.

(d) Termination of Commitment to Lend. Notwithstanding anything in the Loan Documents, each Lender’s obligation to lend the undisbursed portion of the Commitment Amount to Borrower hereunder shall terminate on the earlier of (i) at each Lender’s sole election, the occurrence of any Default or Event of Default hereunder, and (ii) the Commitment Termination Date. Notwithstanding the foregoing, each Lender’s obligation to lend the undisbursed portion of the Commitment Amount to Borrower shall terminate if, in such Lender’s commercially reasonable judgment, there has been a material adverse change in the general affairs, management, results of operations, or financial condition of Borrower, whether or not arising from transactions in the ordinary course of business, or there has been any material adverse deviation by Borrower from the business plan of Borrower presented to Lenders on or before the date of this Agreement.

2.2 Payments.

(a) Scheduled Payments. Borrower shall make a payment of accrued interest only on the outstanding principal amount of each Loan on the first twelve (12) Payment Dates specified in the Note applicable to such Loan and thereafter, an equal payment of principal plus accrued interest on the outstanding principal amount of each Loan on the next thirty (30) Payment Dates as set forth in the Note applicable to such Loan (collectively, the “Scheduled Payments”). Borrower shall make such Scheduled Payments commencing on the date set forth in the Note applicable to such Loan and continuing thereafter on the first Business Day of each calendar month (each a “Payment Date”) through the Maturity Date. In any event, all unpaid principal and accrued interest shall be due and payable in full on the Maturity Date.

(b) Interim Payment. Unless the Funding Date for a Loan is the first day of a calendar month, Borrower shall pay the per diem interest (accruing at the Loan Rate from the Funding Date through the last day of that month) payable with respect to such Loan on the first Business Day of the next calendar month.

(c) Final Payment. On the Maturity Date, Borrower shall make a payment to Lenders in the amount of Three Hundred Sixty Thousand and  00/100 Dollars ($360,000).

(d) Payment of Interest. Borrower shall pay interest on each Loan at a per annum rate of interest equal to the Loan Rate. All computations of interest (including interest at the Default Rate, if applicable) shall be based on a year of twelve 30-day months. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(e) Application of Payments. All payments received by Lenders prior to an Event of Default shall be applied as follows: (1) first, to Lenders’ Expenses then due and owing; and (2) second to all Scheduled Payments then due and owing (provided, however, if such payments are not sufficient to pay the whole amount then due, such payments shall be applied first to unpaid interest at the Loan Rate, then to the remaining amount then due). After an Event of Default, all payments and application of proceeds shall be made as set forth in Section 9.7.

(f) Late Payment Fee. Borrower shall pay to Lenders a late payment fee equal to six percent (6%) of any Scheduled Payment not paid within five (5) Business Days of the Payment Date.

(g) Default Rate. Borrower shall pay interest at a per annum rate equal to the Default Rate on any amounts required to be paid by Borrower under this Agreement or the other Loan Documents (including Scheduled Payments), payable with respect to any Loan, accrued and unpaid interest, and any fees or other amounts which remain unpaid after such amounts are due. If an Event of Default has occurred and the Obligations have been accelerated (whether automatically or by Lenders’ election), Borrower shall pay interest on the aggregate, outstanding accelerated balance hereunder from the date of the Event of Default until all Events of Default are cured, at a per annum rate equal to the Default Rate.

2.3 Prepayments.

(a) Mandatory Prepayment Upon an Acceleration. If the Loans are accelerated following the occurrence of an Event of Default pursuant to Section 9.1(a) hereof, then Borrower, in addition to any other amounts which may be due and owing hereunder, shall immediately pay to Lenders the amount set forth in Section 2.3(b) below, as if the Borrower had opted to prepay on the date of such acceleration.

(b) Optional Prepayment. Upon five (5) Business Days’ prior written notice to Lenders, Borrower may, at its option, at any time, prepay all of the Loans by paying to Lenders an amount equal to (i) any accrued and unpaid interest on the outstanding principal balance of the Loans; (ii) an amount equal to (A) if the Loans are prepaid on or before twelve (12) months from the Funding Date thereof, four (4%) percent of the then outstanding principal balance of the Loans, (B) if the Loans are prepaid more than twelve (12) months from the Funding Date thereof, but on or before twenty-four (24) months from the Funding Date thereof, three (3%) percent of the then outstanding principal balance of the Loans, or (C) if the Loans are prepaid more than twenty-four (24) months from the Funding Date thereof, two (2%) percent of the then outstanding principal balance of the Loans; (iii) the outstanding principal balance of the Loans and (iv) all other sums, if any, that shall have become due and payable hereunder. Notwithstanding the foregoing, if the Loans are prepaid with the proceeds of a new loan or loans from the Lenders, the amount due under Section 2.3(b)(ii) above shall not be due.

2.4 Other Payment Terms.

(a) Place and Manner. Borrower shall make all payments due to Lenders in lawful money of the United States. All payments of principal, interest, fees and other amounts payable by Borrower hereunder shall be made, in immediately available funds, not later than 10:00 a.m. Connecticut time, on the date on which such payment is due. Borrower shall make such payments to Lenders as follows:

Payment via wire transfer to Compass Horizon: Credit:	Compass Horizon Funding Company LLC/Horizon Credit I LLC
Bank Name:	U.S. Bank National Association
Bank Address:	P.O. Box 643857 Cincinnati OH 45264-3857
Account No.:	Lockbox No.: 153910632600
ABA Routing No.:	123000848
Reference:	Ambit Invoice #

Payments via wire transfer to Oxford:
ABA#:	026 009 593
Bank name:	Bank of America
Acct#:	81881-07882
Acct name:	Oxford Finance

Corporation
Address:	1655 Grant Street
Concord, CA 94520

(b) Date. Whenever any payment is due hereunder on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

2.5 Procedure for Making the Loans.

(a) Notice. Borrower shall notify Lenders of the date on which Borrower desires Lenders to make the Loans at least three (3) Business Days in advance of the desired Funding Date, unless Lenders elect at their sole discretion to allow the Funding Date to be within three (3) Business Days of Borrower’s notice. Borrower’s execution and delivery to Lenders of a Note shall be Borrower’s agreement to the terms and calculations thereunder with respect to the Loan. Lenders’ obligation to make any Loans shall be expressly subject to the satisfaction of the conditions set forth in Section 3.

(b) Loan Rate Calculation. Prior to the Funding Date, Lenders shall establish the Loan Rate with respect to the Loans, which shall be set forth in the Notes to be executed by Borrower with respect to such Loans and shall be conclusive in the absence of a manifest error.

(c) Disbursement. Each Lender shall disburse the proceeds of its Loan by wire transfer to Borrower at the account specified in the Funding Certificate for the Loans.

2.6 Good Faith Deposit; Legal and Closing Expenses; and Commitment Fee.

(a) Good Faith Deposit. Borrower has delivered to Horizon, for the ratable benefit of Lenders, a good faith deposit in the amount of Seventy Thousand Dollars ($70,000) (the “Good Faith Deposit”). If the Funding Date occurs, the Good Faith Deposit will be credited to the Lenders’ Expenses and Horizon will promptly refund to Borrower the remaining amount, if any, of the Good Faith Deposit. If the Funding Date does not occur, Lenders shall retain the Good Faith Deposit as compensation for their time, expenses and opportunity cost.

(b) Legal, Due Diligence and Documentation Expenses. Concurrently with its execution and delivery of this Agreement, Borrower shall pay to Lenders, Lenders’ legal, due diligence and documentation expenses in connection with the negotiation and documentation of this Agreement and the Loan Documents. Notwithstanding anything contained in this Agreement to the contrary, the aggregate amount of attorneys’ fees by Lenders and reimbursable by Borrower in connection with the preparation, negotiation, documentation, and funding of the Loan Documents (including the Oxford Security Agreements) through the Funding Date shall not exceed $70,000.

(c) Commitment Fee. Borrower shall pay Lenders concurrently with its execution and delivery of this Agreement a commitment fee in the amount of Fifty Thousand Dollars ($50,000) (the “Commitment Fee”). The Commitment Fee shall be retained by Lenders and be deemed fully earned upon receipt.

3. Conditions of Loan.

3.1 Conditions Precedent to Closing. At the time of the execution and delivery of this Agreement, Lenders shall have received, in form and substance reasonably satisfactory to Lenders, all of the following (unless Lenders have agreed to waive such condition or document, in which case such condition or document shall be a condition precedent to the making of any Loans and shall be deemed added to Section 3.2):

(a) Loan Agreement. This Agreement duly executed by Borrower and Lenders.

(b) Warrants. The Warrants duly executed by Borrower.

(c) Secretary’s Certificate. A certificate of the secretary or assistant secretary of Borrower with copies of the following documents attached: (i) the certificate of incorporation and bylaws of Borrower certified by Borrower as being complete and in full force and effect on the date thereof, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents.

(d) Good Standing Certificates. A good standing certificate from Borrower’s state of incorporation and the state in which Borrower’s principal place of business is located, each dated as of a recent date.

(e) Certificate of Insurance. Evidence of the insurance coverage required by Section 6.8 of this Agreement.

(f) Consents. All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement, the Warrants and the other Loan Documents.

(g) Legal Opinion. A legal opinion of Borrower’s counsel covering the matters set forth in Exhibit D hereto.

(h) Account Control Agreements. Account Control Agreements for all of Borrower’s deposit accounts and accounts holding securities duly executed by all of the parties thereto, in the forms provided by or reasonably acceptable to Lenders.

(i) Perfection Certificate. The Perfection Certificate duly executed by Borrower.

(j) Other Documents. Such other documents and completion of such other matters, as Lenders may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to Making a Loan. The obligation of each Lender to make its Loan is further subject to the following conditions:

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Investor Subordination Agreement. The Investor Subordination Agreement duly executed by the Investors and Lenders.

(c) Intercreditor Agreement. The Intercreditor Agreement duly executed by Lenders.

(d) Landlord Agreements. Borrower shall have provided Lenders with a Landlord Agreement for each location where Borrower’s books and records and the Collateral is located (unless Borrower is the fee owner thereof).

(e) Notes. Borrower shall have duly executed and delivered to each Lender a Note in the amount of such Lender’s Loan.

(f) UCC Financing Statements. Lenders shall have received such documents, instruments and agreements, including UCC financing statements or amendments to UCC financing statements, as Lenders shall reasonably request to evidence the perfection and priority of the security interests granted to Lenders pursuant to Section 4. Borrower authorizes Lenders to file any UCC financing statements, continuations of or amendments to UCC financing statements it deems necessary to perfect their security interest in the Collateral.

(g) Funding Certificate. Borrower shall have duly executed and delivered to Lenders a Funding Certificate for the Loans.

(h) Fees. Borrower shall have paid the fees and Lenders’ Expenses then due as specified in Section 2.6(b).

(i) Other Documents. Such other documents and completion of such other matters, as Lenders may reasonably deem necessary or appropriate.

3.3 Covenant to Deliver. Borrower agrees (not as a condition but as a covenant) to deliver to Lenders each item required to be delivered to Lenders as a condition to each Loan, if such Loan is advanced. Borrower expressly agrees that the extension of such Loan prior to the receipt by Lenders of any such item shall not constitute a waiver by Lenders of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Lenders’ sole discretion.

4. Creation of Security Interest.

4.1 Grant of Security Interest. Borrower grants to Lenders a valid, first priority, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by Borrower of each of its covenants and duties under each of the Loan Documents (other than the Warrants). The “Collateral” shall mean and include all right, title, interest, claims and demands of Borrower in and to all personal property of Borrower, including without limitation, all of the following:

(a) All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including, without limitation, all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b) All inventory now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s books relating to any of the foregoing;

(c) All contract rights and general intangibles (excluding Intellectual Property), now owned or hereafter acquired, including, without limitation, goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;

(d) All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (subject, in each case, to the contractual rights of third parties to require funds received by Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s books relating to any of the foregoing;

(e) All documents, cash, deposit accounts, letters of credit (whether or not the letter of credit is evidenced by a writing), certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including, without limitation, all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and Borrower’s books relating to the foregoing;

(f) Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including, without limitation,

insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property; but

(g) Notwithstanding the foregoing, the grant of a security interest as provided herein shall not extend to, and the term “Collateral” shall not include (a) any Intellectual Property; provided, however, that the Collateral shall include all accounts receivables, accounts, and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”), (b) “intent-to-use” trademarks at all times prior to the first use thereof, whether such first use thereof occurs by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, (c) any contract, instrument or chattel paper in which the Borrower has any right, title or interest if and to the extent any such contract, instrument or chattel paper includes a provision containing a restriction on assignment such that the creation of a security interest in the right, title or interest of Borrower therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling another person party to such contract, instrument or chattel paper to enforce any remedy with respect thereto (provided that the foregoing exclusion shall not apply if (i) such prohibition has been waived or such person has otherwise consented to the creation hereunder of a security interest in such contract, instrument or chattel paper or (ii) such prohibition would be rendered ineffective pursuant to Sections 9-407(a) or 9-408(a) of the Code, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law (including the federal bankruptcy code) or principles of equity; provided further that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and Borrower shall be deemed to have granted a security interest in, all its rights, title and interest in and to such contract, instrument or chattel paper as if such provision had never been in effect; and provided further that the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect Lender’s unconditional continuing security interest in and to all rights, title and interests of Borrower in or to any payment obligations or other rights to receive monies due or to become due under any such contract, instrument or chattel paper and in any such monies and other proceeds of such contract, instrument or chattel paper), or (d) more than 65% of the total combined voting power of all classes of stock entitled to vote the shares of capital stock of any Subsidiary of Borrower not incorporated or organized under the laws of one of the States or jurisdictions of the United States. Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in the Rights to Payment.

4.2 After-Acquired Property. If Borrower shall at any time acquire a commercial tort claim, as defined in the Code, Borrower shall immediately notify Lenders in writing signed by Borrower of the brief details thereof and grant to Lenders in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lenders.

4.3 Duration of Security Interest. Lenders’ security interest in the Collateral shall continue until the payment in full and the satisfaction of all Obligations (other than inchoate indemnity obligations) and termination of Lenders’ commitment to fund the Loans whereupon such security interest shall terminate. Lenders shall, at Borrower’s sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to make effective the release contemplated by this Section 4.3, including duly authorizing and delivering termination statements for filing in all relevant jurisdictions under the Code.

4.4 Location and Possession of Collateral. The Collateral is and shall remain in the possession of Borrower at its location listed on the cover page hereof or as set forth in the Disclosure Schedule or Perfection Certificate. Notwithstanding the foregoing, Borrower shall be allowed to re-locate Collateral; provided that, Borrower shall provide Lender five (5) Business Days prior written notice of such re-location of Collateral and, if such location is not subject to a landlord agreement or bailee waiver in favor of Lenders, Borrower shall provide Lenders with such landlord agreement or bailee waiver within thirty (30) days of such notice. Borrower shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Lenders for perfection of their security interest therein or as otherwise set forth in the Disclosure Schedule or Perfection Certificate) and so long as no Event of Default has occurred and is continuing, shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and use of the Collateral shall at all time be subject to the observance and performance of the terms of this Agreement.

4.5 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Lenders, at the request of Lenders, all financing statements and other documents Lenders may reasonably request, in form satisfactory to Lenders, to perfect and continue Lenders’ perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

4.6 Right to Inspect. Lenders (through any of their officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours, but, if an Event of Default has not occurred and is continuing, not more than twice per year, to inspect Borrower’s books and records and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.7 Protection of Intellectual Property. While any Obligations remain outstanding Borrower shall (i) protect, defend and maintain the validity and enforceability of its Intellectual Property material to Borrower’s business and promptly advise Lenders in writing of material infringements, and (ii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lenders’ written consent.

4.8 Lien Subordination. Lenders agree that the Liens granted to them hereunder in Third Party Equipment shall be subordinate to the Liens of existing or future lenders providing equipment financing and equipment lessors for equipment and other personal property acquired by Borrower after the date hereof (“Third Party Equipment”) or, if such lenders prohibit the granting of Liens to other lenders, Lenders shall waive their Lien with respect to such equipment at the request of such equipment lender; provided that, such Liens (a) are confined solely to the equipment so financed and the proceeds thereof and (b) are Permitted Liens. Notwithstanding the foregoing, the Obligations hereunder shall not be subordinate in right of payment to any obligations to other equipment lenders or equipment lessors and Lenders’ rights and remedies hereunder shall not in any way be subordinate to the rights and remedies of any such lenders or equipment lessors. So long as no Event of Default has occurred and is continuing, Lenders agree to execute and deliver such agreements and documents as may be reasonably requested by Borrower from time to time which set forth the lien subordination described in this Section 4.8 and are reasonably acceptable to Lenders. Lenders shall have no obligation to execute any agreement or document which would impose obligations, restrictions or lien priority on Lenders which are less favorable to Lenders than those described in this Section 4.8.

5. Representations and Warranties. Except as set forth in the Disclosure Schedule, Borrower represents and warrants as follows:

5.1 Organization and Qualification. Borrower is a corporation duly organized and validly existing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of Property requires that it be so qualified or in which the Collateral is located, except for such states as to which any failure to so qualify would not have a material adverse effect on Borrower.

5.2 Authority. Borrower has all necessary power and authority to execute, deliver, and perform in accordance with the terms thereof, the Loan Documents to which it is a party. Borrower has all requisite power and authority to own and operate its Property and to carry on its businesses as now conducted. Borrower has obtained all licenses, permits, approvals and other authorizations necessary for the operation of its business.

5.3 Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which Borrower is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation, the by-laws, or any other organizational documents of Borrower or any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality or any material agreement or instrument to which Borrower is a party or by which it or any of its Property is bound or to which it or any of its Property is subject, or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens.

5.4 Authorization; Enforceability. The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurring of the Loans, the execution and delivery of the other Loan Documents to which Borrower is a party and the consummation of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of Borrower. No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, any Person is, was or will be necessary to (i) the valid execution and delivery of any Loan Document to which Borrower is a party, (ii) the performance of Borrower’s obligations under any Loan Document, or (iii) the granting of the security interest in the Collateral, except for filings in connection with the perfection of the security interest in any of the Collateral or the issuance of the Warrants. The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.5 No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of Liens except for Permitted Liens. Borrower has good title and ownership of, or is licensed under, all of Borrower’s current Intellectual Property. Borrower has not received any communications alleging that Borrower has violated, or by conducting its business as proposed, would violate any proprietary rights of any other Person. Borrower has no knowledge of any infringement or violation by it of the intellectual property rights of any third party and has no knowledge of any violation or infringement by a third party of any of its Intellectual Property. The Collateral and the Intellectual Property constitute substantially all of the assets and property of Borrower.

5.6 Name; Location of Chief Executive Office, Principal Place of Business and Collateral. Borrower has not done business under any name other than that specified on the signature page hereof. Borrower’s jurisdiction of incorporation, chief executive office, principal place of business, and the place where Borrower maintains its records concerning the Collateral are presently located in the state and at the address set forth on the cover page of this Agreement. The Collateral is presently located at the address set forth on the cover page hereof or as set forth in the Disclosure Schedule.

5.7 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency in which an adverse decision could have a material adverse effect on Borrower or the aggregate value of the Collateral. Borrower does not have knowledge of any such pending or threatened actions or proceedings.

5.8 Financial Statements. All financial statements relating to Borrower or any Affiliate that have been or may hereafter be delivered by Borrower to Lenders present fairly in all material respects Borrower’s financial condition as of the date thereof and Borrower’s results of operations for the period then ended.

5.9 No Material Adverse Effect. No event has occurred and no condition exists which could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower since December 31, 2008.

5.10 Full Disclosure. No representation, warranty or other statement made by Borrower in any Loan Document (including the Disclosure Schedule), certificate or written statement furnished to Lenders contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results. There is no fact known to Borrower which materially adversely affects, or which could in the future be reasonably expected to materially adversely affect, its ability to perform its obligations under this Agreement.

5.11 Solvency, Etc. Borrower is Solvent (as defined below) and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, Borrower will be Solvent. “Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including, without limitation, contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

5.12 Subsidiaries. Borrower has no Subsidiaries, except as set forth on the Disclosure Schedule.

5.13 Material Licenses. Except as set forth on Schedule 5.13 hereto, if any, Borrower is not a party to, nor is it bound by, any material license.

5.14 Catastrophic Events; Labor Disputes. Neither Borrower nor its properties is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Borrower is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of Borrower, jurisdictional disputes or organizing activity occurring or threatened which could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower.

5.15 Certain Agreements of Officers, Employees and Consultants.

(a) No Violation. To the knowledge of Borrower, no officer, employee or consultant of Borrower is, or is now expected to be, in violation of any term of any employment contract, proprietary information agreement, nondisclosure agreement, noncompetition agreement or any other material contract or agreement or any restrictive covenant relating to the right of any such officer, employee or consultant to be employed by Borrower because of the nature of the business conducted or to be conducted by Borrower or relating to the use of trade secrets or proprietary information of others, and to Borrower’s knowledge, the continued

employment of Borrower’s officers, employees and consultants does not subject Borrower to any material liability for any claim or claims arising out of or in connection with any such contract, agreement, or covenant.

(b) No Present Intention to Terminate. To the knowledge of Borrower, no officer of Borrower, and no employee or consultant of Borrower whose termination, either individually or in the aggregate, could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower, has any present intention of terminating his or her employment or consulting relationship with Borrower.

6. Affirmative Covenants. Borrower, until the full and complete payment of the Obligations (other than inchoate indemnity obligations), covenants and agrees that:

6.1 Good Standing. Borrower shall maintain its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect on the financial condition, operations or business of Borrower. Borrower shall maintain in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a material adverse effect on its financial condition, operations or business.

6.2 Government Compliance. Borrower shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to materially adversely affect the financial condition, operations or business of Borrower. Borrower shall obtain all government approvals necessary for the performance by Borrower of its Obligations under the Loan Documents to which it is a party and the grant of a security interest for Lenders.

6.3 Financial Statements, Reports, Certificates. Borrower shall deliver to Lenders: (a) as soon as available, but in any event within thirty (30) days after the end of each month, a company prepared balance sheet, income statement and cash flow statement covering Borrower’s operations during such period, certified by Borrower’s president, treasurer or chief financial officer (each, a “Responsible Officer”); (b) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year, audited financial statements of Borrower prepared in accordance with GAAP, together with an unqualified opinion on such financial statements of a nationally recognized or other independent public accounting firm reasonably acceptable to Lenders (provided that Lenders acknowledge that a going concern exception, in and of itself, will not render such opinion unacceptable to Lenders); and (c) as soon as available, but in any event within ninety (90) days after the end of Borrower’s fiscal year or the date of Borrower’s board of directors’ adoption, Borrower’s operating budget and plan for the next fiscal year; and (d) such other financial information as Lenders may reasonably request from time to time. In addition, Borrower shall deliver to Lenders (i) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders; and (ii) immediately upon receipt of notice thereof, a report of any material legal actions pending or threatened against Borrower or the commencement of any action, proceeding or governmental investigation involving Borrower is commenced that is reasonably expected to result in damages or costs to Borrower of Fifty Thousand Dollars ($50,000) or more; and (iii) such other financial information as Lenders may reasonably request from time to time.

6.4 Certificates of Compliance. Each time the monthly and annual financial statements are furnished pursuant to Section 6.3 above, Borrower shall deliver to Lenders an Officer’s Certificate signed by a Responsible Officer in the form of, and certifying to the matters set forth in Exhibit E hereto.

6.5 Notice of Defaults. As soon as possible, and in any event within five (5) days after the discovery of a Default or an Event of Default, Borrower shall provide Lenders with an Officer’s Certificate setting forth the facts relating to or giving rise to such Default or Event of Default and the action which Borrower proposes to take with respect thereto.

6.6 Taxes. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any Property belonging to it, and will execute and deliver to Lenders, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lenders with proof satisfactory to Lenders indicating that Borrower has made such payments or deposits; provided that Borrower may defer any payment of contested taxes if the amount or validity of such payment is contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of Borrower).

6.7 Use; Maintenance. Borrower shall keep and maintain all items of equipment and other similar types of personal property that form any significant portion or portions of the Collateral in good operating condition and repair, ordinary wear and tear excepted, and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any such material item of Collateral to become a fixture to real estate or an accession to other personal property, without the prior written consent of Lenders. Borrower shall not permit any such material item of Collateral to be operated or maintained in violation of any applicable law, statute, rule or regulation. With respect to items of leased equipment (to the extent Lenders have any security interest in any residual Borrower’s interest in such equipment under the lease), Borrower shall keep, maintain, repair, replace and operate such leased equipment in accordance with the terms of the applicable lease.

6.8 Insurance. Borrower shall keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location, and as Lenders may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Lenders. All property policies shall have a lender’s loss payable endorsement showing Horizon Technology Finance Management LLC and Oxford as an

additional loss payee and all liability policies shall show Horizon Technology Finance Management LLC and Oxford as an additional insured and all policies shall provide that the insurer must give Horizon Technology Finance Management LLC and Oxford at least thirty (30) days notice before canceling, amending or declining to renew its policy. At Lenders’ request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Lenders’ option, be payable to Horizon Technology Finance Management LLC and Oxford on account of the Obligations (and Horizon shall cause Horizon Technology Finance Management LLC to apply such proceeds on account of the Obligations). Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $250,000 with respect to any loss, but not exceeding $500,000 in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that (i) any such replaced or repaired property (a) shall be of equal or like value as the replaced or repaired Collateral and (b) shall be deemed Collateral in which Lenders have been granted a first priority security interest and (ii) after the occurrence and during the continuation of an Event of Default all proceeds payable under such casualty policy shall, at the option of Lenders, be payable to Horizon Technology Finance Management LLC and Oxford, on account of the Obligations (and Horizon shall cause Horizon Technology Finance Management LLC to apply such proceeds on account of the Obligations). If Borrower fails to obtain insurance as required under Section 6.8 or to pay any amount or furnish any required proof of payment to third persons and Lenders, Lenders may make all or part of such payment or obtain such insurance policies required in Section 6.8, and take any action under the policies Lenders deem prudent. On or prior to the first Funding Date and prior to each policy renewal, Borrower shall furnish to Lenders certificates of insurance or other evidence satisfactory to Lenders that insurance complying with all of the above requirements is in effect.

6.9 Security Interest. Assuming the proper filing of one or more financing statement(s) identifying the Collateral with the proper state and/or local authorities, the security interests in the Collateral granted to Lenders pursuant to this Agreement (i) constitute and will continue to constitute first priority security interests (except to the extent any Permitted Liens may have a superior priority to Lenders’ Lien under this Agreement) to the extent a security interest may be perfected by the filing of such financing statement(s) and (ii) are and will continue to be superior and prior to the rights of all other creditors of Borrower (except to the extent of such Permitted Liens) to the extent a security interest may be perfected by the filing of such financing(s). Except as set forth in the Disclosure Schedule, none of Borrower’s Intellectual Property is registered with either the US Patent and Trademark Office or the US Copyright Office.

6.10 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lenders to make effective the purposes of this Agreement, including without limitation, the continued perfection and priority of Lenders’ security interest in the Collateral.

6.11 Subsidiaries. Upon any Lenders’ request, Borrower shall provide Lenders, within twenty (20) days of such request, with a guaranty of the Obligations from its Subsidiaries and grant a security interest in any of Borrower’s Subsidiary’s assets to secure such guaranty. Upon Lenders’ request, Borrower shall grant and pledge to Lenders, within twenty (20) days of such request, a perfected security interest in the stock, units or other evidence of ownership of any Subsidiary of Borrower subject to the limitations set forth in Section 4.1(g)(d) above. Notwithstanding the foregoing, (i) Borrower shall not be required to provide Lenders a guaranty of the Obligations from Ambit CN, grant a security interest in the assets of Ambit CN to secure such guaranty, or grant and pledge to Lenders a perfected security interest in the stock of Ambit CN until twenty (20) days after the Funding Date, (ii) Borrower shall not be required to grant and pledge to Lenders a perfected security interest in the stock of Ambit UK until twenty (20) days after the Funding Date, and (iii) Borrower shall not be required to provide Lenders a guaranty of the Obligations from Ambit UK or grant a security interest in the assets of Ambit UK to secure such guaranty unless and until Ambit UK’s assets exceed $10,000.

6.12 Material Licenses. Borrower shall provide written notice to Lenders within thirty (30) days of entering or becoming bound by any material license (other than over-the-counter software that is commercially available to the public).

7. Negative Covenants. Borrower, until the full and complete payment of the Obligations (other than inchoate indemnity obligations), covenants and agrees that Borrower shall not:

7.1 Chief Executive Office. Change its name, jurisdiction of incorporation, principal place of business, add any new offices or business locations including warehouses (unless such new offices or business locations contain less than $50,000 in Borrower’s assets) or any of the items set forth in Section 1 of the Disclosure Schedule without thirty (30) days prior written notice to Lenders.

7.2 Collateral Control. Subject to its rights under Sections 4.4 and 7.4, remove any items of Collateral from Borrower’s facility located at the address set forth on the cover page hereof or as set forth on the Disclosure Schedule.

7.3 Liens. Create, incur, assume or suffer to exist any Lien of any kind upon any of Borrower’s Property, whether now owned or hereafter acquired, except Permitted Liens.

7.4 Other Dispositions of Collateral. Convey, sell, lease or otherwise dispose of all or any part of the Collateral to any Person (collectively, a “Transfer”), except for: (i) Transfers of inventory in the ordinary course of business; (ii) Transfers of worn-out or obsolete equipment; (iii) Transfers permitted under subclause (f) of the definition of Permitted Liens with respect to Collateral, or (iv) other Transfers which in the aggregate do not exceed $200,000 in any fiscal year.

7.5 Distributions. (i) Pay any dividends or make any distributions on its Equity Securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities (other than (y) redemptions of the Borrower’s Series C Preferred Stock, Series C-2 Preferred Stock, and Series D Preferred Stock as permitted under the Borrower’s certificate of incorporation; provided that Borrower has either obtained Lenders’ prior written consent to such redemptions, which consent shall be at the Lenders’ sole discretion, or Borrower has prepaid the Loans in accordance with Section 2.3(b) prior to such redemptions, and (z) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year); (iii) return any capital to any holder of its Equity Securities as such; (iv) make any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or (v) set apart any sum for any such purpose; provided, however, Borrower may pay dividends payable solely in Borrower’s common stock and may exchange its capital stock for another class of its capital stock.

7.6 Mergers or Acquisitions. Merge or consolidate with or into any other Person or acquire all or substantially all of the capital stock or assets of another Person other than mergers or consolidations of a Subsidiary into another Subsidiary of the Borrower or into the Borrower.

7.7 Change in Ownership. Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a material change in its ownership of greater than fifty percent (50%) (other than by the sale by Borrower of Borrower’s Equity Securities in a public offering or to venture capital investors so long as Borrower identifies to Lenders the venture capital investors prior to the closing of the investment).

7.8 Transactions With Affiliates/Subsidiaries. (i) Enter into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to Borrower as an arms-length transaction with Persons who are not Affiliates of Borrower or (ii) create a Subsidiary, except in compliance with Section 6.11 above.

7.9 Indebtedness Payments. (i) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due under this Agreement) or lease obligations other than repayment of such Indebtedness or obligations by conversion into Equity Securities of the Borrower, (ii) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any notes to officers, directors or shareholders, other than repayment of such notes by conversion into Equity Securities of the Borrower.

7.10 Indebtedness. Create, incur, assume or permit to exist any Indebtedness except Permitted Indebtedness.

7.11 Investments. Make any Investment except for Permitted Investments. Notwithstanding the foregoing or the definition of “Permitted Investments,” Permitted Investments shall not include, and Borrower and each Subsidiary is prohibited from purchasing, purchasing participations in, entering into any type of swap or other derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument or any corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an “auction rate security.”

7.12 Compliance. Become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Loan for that purpose; fail to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”), permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or could reasonably be expected to cause a material adverse change, or permit any of its Subsidiaries to do so.

7.13 Maintenance of Accounts. (i) Maintain any deposit account or account holding securities owned by Borrower except accounts with respect to which Lenders are able to take such actions as they deem necessary to obtain a perfected security interest in such accounts through one or more Account Control Agreements; or (ii) grant or allow any other Person (other than Lenders) to perfect a security interest in, or enter into any agreements with any Persons (other than Lenders) accomplishing perfection via control as to, any of its deposit accounts or accounts holding securities.

7.14 Negative Pledge Regarding Intellectual Property. Create, incur, assume or suffer to exist any Lien of any kind upon any Intellectual Property or Transfer any Intellectual Property, whether now owned or hereafter acquired, other than Liens or Transfers permitted under subsections (f) and (g) of the definition of Permitted Liens.

7.15 Cash in Subsidiaries. Permit Ambit CN to hold more than Four Million Dollars ($4,000,000) in cash or cash equivalents at any time and Ambit UK to hold more than Ten Thousand Dollars ($10,000) in cash or cash equivalents at any time.

8. Events of Default. Any one or more of the following events shall constitute an “Event of Default” by Borrower under this Agreement:

8.1 Failure to Pay. If Borrower fails to pay when due and payable or when declared due and payable in accordance with the Loan Documents: (i) any Scheduled Payment on the relevant Payment Date or on the relevant Maturity Date, or (ii) any other portion of the Obligations within three (3) Business days after receipt of written notice from Lenders that such payment is due (which 3 Business days shall not apply to payments due on the relevant Maturity Date).

8.2 Certain Covenant Defaults. If Borrower fails to perform any obligation or covenant under Section 6.8 or Section 6.11 of this Agreement or violates any of the covenants contained in Section 7 of this Agreement.

8.3 Other Covenant Defaults. If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement (other than as set forth in Sections 8.1, 8.2 or 8.4 through 8.15), in any of the other Loan Documents and Borrower has failed to cure such default within twenty (20) days of the occurrence of such default. During this twenty (20) day period, the failure to cure the default is not an Event of Default.

8.4 Material Adverse Change. If there occurs a material adverse change in Borrower’s business, operations or condition (financial or otherwise) or if there is a material impairment of the prospect of repayment of any portion of the Obligations owing to Lenders or a material impairment in the perfection or priority of Lenders’ security interest in the Collateral or in the value of such Collateral.

8.5 Investor Abandonment. If Lenders determines in their good faith judgment, that it is the clear intention of Borrower’s investors not to continue to fund the Borrower in the amounts and within the timeframe necessary to enable Borrower to satisfy the Obligations as they become due and payable.

8.6 Seizure of Assets, Etc. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within twenty (20) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within twenty (20) days after Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower.

8.7 Service of Process. The service of process upon Lenders seeking to attach by a trustee or other process any funds of the Borrower on deposit or otherwise held by Lenders, or the delivery upon Lenders of a notice of foreclosure by any Person seeking to attach or foreclose on any funds of the Borrower on deposit or otherwise held by Lenders, or the delivery of a notice of foreclosure or exclusive control to any entity holding or maintaining Borrower’s deposit accounts or accounts holding securities by any Person (other than Lenders) seeking to foreclose or attach any such accounts or securities.

8.8 Default on Indebtedness. One or more defaults shall exist under any agreement with any third party or parties which consists of the failure to pay any Indebtedness at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of Indebtedness in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000) or a default shall exist under any other financing agreement with Lenders or any of Lenders’ Affiliates (after giving effect to any grace or cure period), including, without limitation, a default under any of the Oxford Security Agreements.

8.9 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars

($250,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of twenty (20) days or more.

8.10 Misrepresentations. Any warranty, representation, statement, certification, or report made to Lenders by Borrower or any officer, employee, agent, or director of Borrower shall prove to have been false or misleading in any material respect when made or furnished.

8.11 Breach of Warrants. If Borrower shall breach any material term of the Warrants.

8.12 Unenforceable Loan Document. If any Loan Document shall in any material respect cease to be, or Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms.

8.13 Involuntary Insolvency Proceeding. If a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee (or similar official) of Borrower or for any substantial part of its Property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of forty-five (45) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding.

8.14 Voluntary Insolvency Proceeding. If Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of Borrower or for any substantial part of its Property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing.

8.15 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal has, or could reasonably be expected to have, a material adverse effect on Borrower.

9. Lenders’ Rights and Remedies.

9.1 Rights and Remedies. Upon the occurrence of any Default or Event of Default, Lenders shall not have any further obligation to advance money or extend credit to or for the benefit of Borrower. In addition, upon the occurrence of an Event of Default and during the continuance thereof, Lenders shall have the rights, options, duties and remedies of a secured party as permitted by law or equity and, in addition to and without limitation of the foregoing, Lenders may, at their election, without notice of election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Acceleration of Obligations. Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including (i) any accrued and unpaid interest, (ii) the amounts which would have otherwise come due under Section 2.3, including, without limitation, if the Loans had been voluntarily prepaid, (iii) the unpaid principal balance of the Loans and (iv) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.13 or 8.14 all Obligations shall become immediately due and payable without any action by Lenders);

(b) Protection of Collateral. Make such payments and do such acts as Lenders consider necessary or reasonable to protect Lenders’ security interest in the Collateral. Borrower agrees to assemble the Collateral if Lenders so require and to make the Collateral available to Lenders as Lenders may designate. Borrower authorizes Lenders and their designees and agents to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Lenders’ determination appears or is claimed to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Lenders a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Lenders’ rights or remedies provided herein, at law, in equity, or otherwise;

(c) Preparation of Collateral for Sale. Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Lenders and their agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s Intellectual Property, including without limitation, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights; provided that such license shall only be exercisable in connection with the disposition of Collateral upon Lenders’ exercise of its remedies hereunder;

(d) Sale of Collateral. Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lenders determine are commercially reasonable; and

(e) Purchase of Collateral. Credit bid and purchase all or any portion of the Collateral at any public sale.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2 Set Off Right. Lenders may set off and apply to the Obligations any and all indebtedness at any time owing to or for the credit or the account of Borrower or any other assets of Borrower in Lenders’ possession or control.

9.3 Effect of Sale. Upon the occurrence of an Event of Default and during the continuance thereof, to the extent permitted by law, Borrower covenants that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of Borrower, acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Lenders, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted. Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrower, its successors or assigns.

9.4 Power of Attorney in Respect of the Collateral. Borrower does hereby irrevocably appoint each Lender (which appointment is coupled with an interest), the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Code or federal law, as may be necessary to perfect, or to continue the perfection of Lenders’ security interests in the Collateral and authorizes each Lender to do the same. Borrower does hereby irrevocably appoint each Lender (which appointment is coupled with an interest) on the occurrence of an Event of Default and during the continuance thereof, the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if each Lender were Borrower itself; (b) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into any Lender’s possession or under any Lender’s control; (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral; (d) in any Lender’s discretion to file any claim or take any other action or proceedings, either in its own name or in the name of Borrower or otherwise, which any Lender may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Lenders in and to the Collateral; (e) endorse Borrower’s name on any checks or other forms of payment or security; (f) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (g) make, settle, and adjust all claims under Borrower’s insurance policies; (h) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Lenders determine reasonable; (i) transfer the Collateral into the name of Lenders or a third party as the Code permits; and (j) to otherwise act with respect thereto as though Lenders were the outright owner of the Collateral.

9.5 Lenders’ Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lenders may do any or all of the following: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type described in Section 6.8 of this Agreement, and take any action with respect to such policies as Lenders deem prudent. Any amounts paid or deposited by any Lender shall constitute Lenders’ Expenses, shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral. Any payments made by any Lender shall not constitute an agreement by such Lender to make similar payments in the future or a waiver by any Lender of any Event of Default under this Agreement. Borrower shall pay all reasonable fees and expenses, including without limitation, Lenders’ Expenses, incurred by Lenders in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due.

9.6 Remedies Cumulative. Lenders’ rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lenders shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lenders of one right or remedy shall be deemed an election, and no waiver by Lenders of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Lenders shall constitute a waiver, election, or acquiescence by them.

9.7 Application of Collateral Proceeds. The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Lenders, at the time of or received by Lenders after the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:

(a) First, to the payment of out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Lenders, including, without limitation, Lenders’ Expenses;

(b) Second, to the payment to Lenders of the amount then owing or unpaid on the Loans for any accrued and unpaid interest, the amounts which would have otherwise come due under Section 2.3, including , without limitation, if the Loans had been voluntarily prepaid, the principal balance of the Loans, and all other Obligations with respect to the Loans (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loans, then to the unpaid interest thereon, then to the amounts which would have otherwise come due under Section 2.3, then to the principal balance of the Loans, and then to the payment of other amounts then payable to Lenders under any of the Loan Documents); and

(c) Third, to the payment of the surplus, if any, to Borrower, its successors and assigns, or to the Person lawfully entitled to receive the same.

9.8 Reinstatement of Rights. If Lenders shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Lenders shall be restored to their former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

9.9 Control Agreements. Notwithstanding anything contained herein or in any control agreement entered into among Lenders, Borrower, and any bank or securities intermediary to the contrary, Lenders agree that they will not deliver to such bank or securities intermediary a “notice of exclusive control” or otherwise exercise exclusive control over the deposit account or securities account that is the subject of such control agreement unless and until an Event of Default has occurred and during such time as when such Event of Default has not been waived by Lenders.

10. Waivers; Indemnification.

10.1 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lenders on which Borrower may in any way be liable.

10.2 Lenders’ Liability for Collateral. So long as Lenders comply with their obligations, if any, under the Code, Lenders shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause other than Lenders’ gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

10.3 Indemnification and Waiver. Whether or not the transactions contemplated hereby shall be consummated:

(a) General Indemnity. Borrower agrees upon demand to pay or reimburse Lenders for all liabilities, obligations and out-of-pocket expenses, including Lenders’ Expenses and reasonable fees and expenses of counsel for Lenders from time to time arising in connection with the enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any “work-out” in connection with the Loan Documents. Borrower shall indemnify, reimburse and hold Lenders, and each of their respective successors, assigns, agents, attorneys, officers, directors, equity holders, servants, agents and employees (each an “Indemnified Person”) harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such Indemnified Person in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of any applicable Governmental Authority), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to Borrower’s property), or bodily injury to or death of any person (including any agent or employee of Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loans or otherwise, the falsity of any representation or warranty of Borrower or Borrower’s failure to comply with the terms of this Agreement or any other Loan Document. The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment or product included in the Collateral, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the premises owned, occupied or leased by Borrower, including any Claims asserted or arising under any Environmental Law, (iv) any Claim for negligence or strict or absolute liability in tort, or (v) any Claim asserted as to or arising under any Account Control Agreement or any Landlord Agreement; provided, however, Borrower shall not indemnify any Indemnified Person for any liability incurred by such Indemnified Person as a direct and sole result of such Indemnified Person’s gross negligence or willful misconduct. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement. Upon Lenders’ written demand, Borrower shall assume and diligently conduct, at its sole cost and expense, the entire defense of each Lender, each of its members, partners, and each of their respective, agents, employees, directors, officers, equity holders, successors and assigns against any indemnified Claim described in this Section 10.3(a). Borrower shall not settle or compromise any Claim against or involving Lenders without first obtaining Lenders’ written consent thereto, which consent shall not be unreasonably withheld.

(b) Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, BORROWER AGREES THAT IT SHALL NOT SEEK FROM LENDERS UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(c) Survival; Defense. The obligations in this Section 10.3 shall survive payment of all other Obligations pursuant to Section 12.8. At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s reasonable discretion, at the reasonable cost and expense of

Borrower. All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

11. Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by prepaid nationally recognized overnight courier, or by prepaid facsimile to Borrower or to Lenders, as the case may be, at their respective addresses set forth below:

If to Borrower:	Ambit Biosciences Corporation 4215 Sorrento Valley Blvd. San Diego, CA 92121 Fax: Ph:

If to Lenders:

Compass Horizon Funding Company LLC

76 Batterson Park Road

Farmington, CT 06032

Attention: Legal Department

Fax: (860) 676-8655

Ph: (860) 676-8654

Oxford Finance Corporation

133 N.Fairfax Street

Alexandria, VA 22314

Attn: General Counsel

Fax: (703) 519-5225

Ph: (703) 519-6015

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12. General Provisions.

12.1 Successors and Assigns. This Agreement and the Loan Documents shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, neither this Agreement nor any rights hereunder may be assigned by Borrower without Lenders’ prior written consent, which consent may be granted or withheld in Lenders’ sole discretion. Each Lender shall have the right without the consent of or notice to Borrower to sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in such Lender’s rights and benefits hereunder. Lenders may disclose the Loan Documents and any other financial or other information relating to Borrower or any Subsidiary to any potential participant or assignee of any of the Loans, provided that such participant or assignee agrees to protect the confidentiality of such documents and information using the same measures that it uses to protect its own confidential information. Borrower hereby authorizes and directs Horizon, for and on behalf of the Borrower, to maintain a record of ownership of the Note issued in favor of Horizon and any interest therein, which record, or “book-entry system”, shall identify the owner or owners of such Note and any interests therein. Notwithstanding any other provision of this Agreement or the Loan Documents, the right to the principal of, and stated interest on, such Note may be transferred only through such book-entry system.

12.2 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.3 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.4 Entire Agreement; Construction; Amendments and Waivers.

(a) Entire Agreement. This Agreement and each of the other Loan Documents dated as of the date hereof, taken together, constitute and contain the entire agreement between Borrower and Lenders and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof. Borrower acknowledges that it is not relying on any representation or agreement made by Lenders or any employee, attorney or agent thereof, other than the specific agreements set forth in this Agreement and the Loan Documents.

(b) Construction. This Agreement is the result of negotiations between and has been reviewed by each of Borrower and Lenders as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower or Lenders. Borrower and Lenders agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrower’s or Lenders’ actual intentions.

(c) Amendments and Waivers. Any and all discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Lenders. Any and all amendments and modifications of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Lenders and Borrower. Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent affected in accordance with this Section 12.4 shall be binding upon Lenders and on Borrower.

12.5 Reliance by Lenders. All covenants, agreements, representations and warranties made herein by Borrower shall be deemed to be material to and to have been relied upon by Lenders, notwithstanding any investigation by Lenders.

12.6 No Set-Offs by Borrower. All sums payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts (including signatures delivered by facsimile or other electronic means), each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnity obligations) or commitment to fund remain outstanding. Upon the payment in full and the satisfaction of all Obligations (other than inchoate indemnity obligations) and termination of Lenders’ commitment to fund the Loans, this Agreement shall terminate, provided that the obligations of Borrower to indemnify Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lenders have run.

13. Relationship of Parties. Borrower and Lenders acknowledge, understand and agree that the relationship between Borrower, on the one hand, and Lenders, on the other, is, and at all time shall remain solely that of a borrower and lenders. Lenders shall not under any circumstances be construed to be a partner or a joint venturer of Borrower or any of its Affiliates; nor shall Lenders under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any of its Affiliates, or to owe any fiduciary duty to Borrower or any of its Affiliates. Lenders do not undertake or assume any responsibility or duty to Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral held by Lenders or the operations of Borrower or any of its Affiliates. Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Lenders in connection with such matters is solely for the protection of Lenders and neither Borrower nor any Affiliate is entitled to rely thereon.

14. Confidentiality. All information (other than periodic reports filed by Borrower with the Securities and Exchange Commission) disclosed by Borrower to Lenders in writing or through inspection pursuant to this Agreement that is marked confidential shall be considered confidential. Lenders agrees to use the same degree of care to safeguard and prevent disclosure of such confidential information as Lenders uses with their own confidential information, but in any event no less than a reasonable degree of care. Lenders shall not disclose such information to any third party (other than to Lenders’ members, partners, attorneys, governmental regulators, or auditors, or to Lenders’ subsidiaries and affiliates and prospective transferees and purchasers of the Loans, all subject to the same confidentiality obligation set forth herein or as required by law, regulation, subpoena or other order to be disclosed) and shall use such information only for purposes of evaluation of its investment in Borrower and the exercise of Lenders’ rights and the enforcement of its remedies under this Agreement and the other Loan Documents. The obligations of confidentiality shall not apply to any information that (a) was known to the public prior to disclosure by Borrower under this Agreement, (b) becomes known to the public through no fault of Lenders, (c) is disclosed to Lenders by a third party having a legal right to make such disclosure, or (d) is independently developed by Lenders. Notwithstanding the foregoing, Lenders’ agreement of confidentiality shall not apply if Lenders have acquired indefeasible title to any Collateral or in connection with any enforcement or exercise of Lenders’ rights and remedies under this Agreement following an Event of Default, including the enforcement of Lenders’ security interest in the Collateral.

15. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CONNECTICUT, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. EACH OF BORROWER AND LENDERS HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CONNECTICUT. BORROWER AND LENDERS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

16. THE AGENT.

16.1 Authorization and Action. Without limiting the rights of either Lender hereunder, Lenders appoints and authorize Horizon, as agent (“Agent”) to take such action as agent on their behalf and to exercise Lenders’ powers under this Agreement as are granted to Lenders by the terms hereof, together with such powers as are reasonably incidental thereto, including without limitation, executing any and all documents necessary to create or perfect a security interest in any Collateral. As to any matters not expressly provided for by this Agreement (including enforcement or collection of the Notes), Agent shall only take action, upon the instructions of the Lenders, and such instructions shall be binding upon Lenders and all holders of Notes; provided, however, that Agent shall not be required to take any action that exposes Agent to personal liability or that is contrary to this Agreement or applicable law. Lenders, at their option, shall direct Agent as to any actions to be taken to enforce the rights of Agent and Lender under this Agreement.

16.2 Agent’s Reliance, Etc. Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent: (i) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of Borrower or to inspect the property (including the books and records) of Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties.

16.3 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

16.4 Indemnification. Lenders shall indemnify Agent (to the extent not reimbursed by Borrower), ratably according to the respective principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding or if any Notes are held by Persons who are not Lenders, ratably according to the respective amounts of their Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any action taken or omitted by Agent under this Agreement in its capacity as Agent, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender shall reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by Agent, acting as Agent, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that Agent is not reimbursed for such expenses by Borrower.

16.5 Successor Agent. Agent may resign at any time by giving written notice thereof to Lenders and Borrower. Upon any such resignation, Lenders shall have the right to appoint a successor Agent with the prior consent of Borrower, which consent shall not be unreasonably withheld or delayed, provided that such consent of the Borrower shall not be required at any time an Event of Default exists. If no successor Agent shall have been so appointed by Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:
AMBIT BIOSCIENCES CORPORATION

By:	/s/ Kerry Ann Kelly
Name:	Kerry Ann Kelly
Title:	VP and General Counsel

LENDERS:
COMPASS HORIZON FUNDING COMPANY LLC
By: Horizon Technology Finance Management LLC, its advisor

By:	/s/ Robert D. Pomeroy, Jr.
Name:	Robert D. Pomeroy, Jr.
Title:	Chief Executive Officer

OXFORD FINANCE CORPORATION

By:	/s/ John G. Henderson
Name:	John G. Henderson
Title:	Vice President & General Counsel

AGENT:
COMPASS HORIZON FUNDING COMPANY LLC
By: Horizon Technology Finance Management LLC, its advisor

By:	/s/ Robert D. Pomeroy, Jr.
Name:	Robert D. Pomeroy, Jr.
Title:	Chief Executive Officer

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Disclosure Schedule
Exhibit B	Funding Certificate
Exhibit C	Form of Note
Exhibit D	Form of Legal Opinion
Exhibit E	Form of Officer’s Certificate

EXHIBIT A

DISCLOSURE SCHEDULE

See attached.

EXHIBIT B

FUNDING CERTIFICATE

The undersigned, being the duly elected and acting                      of AMBIT BIOSCIENCES CORPORATION, a Delaware corporation (“Borrower”), does hereby certify to COMPASS HORIZON FUNDING COMPANY LLC and OXFORD FINANCE CORPORATION, (collectively, the “Lenders”) in connection with that certain Venture Loan and Security Agreement dated on or about the date hereof by and between Borrower and Lenders (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1. The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects as of the date hereof.

2. No event or condition has occurred that would constitute a Default or an Event of Default under the Loan Agreement or any other Loan Document.

3. Borrower is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

4. All conditions referred to in Section 3 of the Loan Agreement to the making of the Loan to be made on or about the date hereof have been satisfied.

5. No material adverse change in the general affairs, management, results of operations, or financial condition of Borrower, whether or not arising from transactions in the ordinary course of business has occurred , nor has there been any material adverse deviation by Borrower from the business plan of Borrower presented to Lenders on or before the date hereof.

6. The proceeds for Loans shall be disbursed as follows:

Disbursement from Horizon:
Loan Amount		$6,000,000
Less:
Legal Fees	$
Balance of Commitment Fee	$

Net Proceeds due from Horizon:	$

Disbursement from Oxford:
Loan Amount		$6,000,000
Less:
Legal Fees	$
Balance of Commitment Fee	$

Net Proceeds due from Oxford:	$

The aggregate net proceeds of the Loans in the amount of $             shall be transferred to Borrower’s account as follows:

Account Name:

Bank Name:

Bank Address:

Attention:

Telephone:

Account Number:

ABA Number:

Dated: March     , 2010

BORROWER:
AMBIT BIOSCIENCES CORPORATION

By:

Name:

Title:

EXHIBIT C

SECURED PROMISSORY NOTE

[CHF/Oxford]

$6,000,000.00	Dated: March , 2010

FOR VALUE RECEIVED, the undersigned, AMBIT BIOSCIENCES CORPORATION, a Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY TO [COMPASS HORIZON FUNDING COMPANY LLC, a Delaware limited liability company/OXFORD FINANCE CORPORATION, a             ] (the “Lender”) the principal amount of Six Million and 00/100 Dollars ($6,000,000.00) or such lesser amount as shall equal the outstanding principal balance of the Loan (the “Loan”) made to Borrower by Lender pursuant to the Loan Agreement (as defined below), and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement.

Interest on the principal amount of this Note from the date of this Note shall accrue at the Loan Rate or, if applicable, the Default Rate. The Loan Rate for this Note is     % per annum based on a year of twelve 30-day months. If the Funding Date is not the first day of the month, interim interest accruing from the Funding Date through the last day of that month shall be paid on the first calendar day of the next calendar month. Commencing May 1, 2010, through and including April 1, 2011, on the first day of each month (each an “Interest Payment Date”) Borrower shall make payments of accrued interest only on the outstanding principal amount of the Loan in the amount of              Dollars ($            ). Commencing on May 1, 2011, and continuing on the first day of each month thereafter (each a “Principal and Interest Payment Date” and, collectively with each Interest Payment Date, each a “Payment Date”), Borrower shall make to Lender thirty (30) equal payments of principal plus accrued interest on the then outstanding principal amount due hereunder each in the amount of              Dollars ($            ). If not sooner paid, on October 1, 2013 the Borrower shall make a payment of One Hundred Eighty Thousand and 00/100 Dollars ($180,000) to the Lender. If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on October 1, 2013.

Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is referred to in, and is entitled to the benefits of, the Venture Loan and Security Agreement dated on or about the date hereof by and between Borrower, Lender and [CHF/Oxford] (the “Loan Agreement”). The Loan Agreement, among other things, (a) provides for the making of a secured Loan to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid, except as set forth in Section 2.3 of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Connecticut.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:
AMBIT BIOSCIENCES CORPORATION

By:

Name:

Title:

EXHIBIT D

ITEMS TO BE COVERED BY OPINION OF BORROWER’S COUNSEL

1. Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified and authorized to do business in the State of California.

2. Borrower has the full corporate power, authority and legal right, and has obtained all necessary approvals, consents and given all notices to execute and deliver the Loan Documents and perform the terms thereof.

3. The Loan Documents have been duly authorized, executed and delivered by Borrower and constitute valid, legal and binding agreements, and are enforceable in accordance with their terms.

4. To our knowledge, there is no action, suit, audit, investigation, proceeding or patent claim pending or threatened against Borrower in any court or before any governmental commission, agency, board or authority which might have a material adverse effect on the business, condition or operations of Borrower or the ability of Borrower to perform its obligations under the Loan Documents.

5. The Shares (as defined in the Warrant) issuable pursuant to exercise or conversion of the Warrant have been duly authorized and reserved for issuance by Borrower and, when issued in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

6. The shares of Common Stock issuable upon conversion of the Shares have been duly authorized and reserved and, when issued in accordance with the terms of Borrower’s Certificate of Incorporation, as amended, will be validly issued, fully paid and nonassessable.

7. The rights, preferences, privileges and restrictions granted to or imposed upon the Shares and the holders thereof are as set forth in Borrower’s Certificate of Incorporation, as amended and as filed with the Secretary of State of Delaware as of the Date of Grant.

8. The execution and delivery of the Loan Documents are not, and the issuance of the Shares upon exercise of the Warrant in accordance with the terms thereof will not be, inconsistent with Borrower’s Certificate of Incorporation, as amended, or Bylaws, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to Borrower, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other agreement or instrument of which Borrower is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person, except for the filing of notices pursuant to federal and state securities laws, which filings will be effected by the time required thereby.

EXHIBIT E

FORM OF OFFICER’S CERTIFICATE

TO: COMPASS HORIZON FUNDING COMPANY LLC

Reference is made to the Venture Loan and Security Agreement dated as of             , 201   (as it may be amended from time to time, the “Loan Agreement”) by and between AMBIT BIOSCIENCES CORPORATION (“Borrower”) and COMPASS HORIZON FUNDING COMPANY LLC AND OXFORD FINANCE CORPORATION (collectively, the “Lenders”). Unless otherwise defined herein, capitalized terms have the meanings given such terms in the Loan Agreement.

The undersigned Responsible Officer of Borrower hereby certifies to Lenders that:

1.	No Event of Default or Default has occurred under the Loan Agreement. (If a Default or Event of Default has occurred, specify the nature and extent thereof and the action Borrower proposes to take with respect thereto.)

2.	The information provided in Section 1 of the Disclosure Schedule is currently true and accurate, except as noted below.

3.	Borrower is in compliance with the provisions of Sections 4, 6 and 7 of the Loan Agreement, except as noted below.

4.	The Disclosure Schedule accurately lists all of Borrower’s Intellectual Property as to which Borrower has made filings, applications or registrations with the United States Copyright Office or the United States Patent and Trademark Office except as noted below.

5.	Attached herewith are the [monthly financial statements pursuant to Section 6.3(a) of the Loan Agreement/annual audited financial statements pursuant to Section 6.3(b) of the Loan Agreement]. These have been prepared in accordance with GAAP and are consistent from one period to the next except as noted below.

NOTES TO ABOVE CERTIFICATIONS:

BORROWER:
AMBIT BIOSCIENCES CORPORATION

By:

Name:

Title: